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SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 5, 2013 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.4 billion revenue passenger miles (RPMs) in March 2013, a 4.0 percent increase from the 9.1 billion RPMs flown in March 2012.  Available seat miles (ASMs) increased 3.8 percent to 11.5 billion from the March 2012 level of 11.1 billion.  The March 2013 load factor was 82.0 percent, compared to 81.8 percent in March 2012.  For March 2013, passenger revenue per ASM (PRASM) is estimated to have been comparable to the Company’s March 2012 PRASM.
For the first quarter of 2013, the Company flew 23.8 billion RPMs, compared to 23.7 billion RPMs flown for the same period in 2012, an increase of 0.3 percent.  Year-to-date ASMs increased 0.6 percent to 30.8 billion from the 2012 level of 30.6 billion.  The year-to-date load factor was 77.1 percent, compared to 77.3 percent for the same period in 2012.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MARCH

	2013	2012	CHANGE
Revenue passengers carried	9,892,713	9,593,562	3.1%

Enplaned passengers	12,038,645	11,734,862	2.6%

Revenue passenger miles (000)	9,442,733	9,076,847	4.0%

Available seat miles (000)	11,512,195	11,091,368	3.8%

Load factor	82.0%	81.8%	0.2	pts

Average length of haul	955	946	1.0%

Trips flown	116,393	118,689	(1.9)%

	YEAR-TO-DATE

	2013	2012	CHANGE
Revenue passengers carried	25,203,934	25,560,822	(1.4)%

Enplaned passengers	30,712,625	31,154,422	(1.4)%

Revenue passenger miles (000)	23,756,685	23,684,866	0.3%

Available seat miles (000)	30,802,655	30,632,893	0.6%

Load factor	77.1%	77.3%	(0.2	) pts

Average length of haul	943	927	1.7%

Trips flown	318,514	333,896	(4.6)%

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